WESTMORELAND COAL COMPANY
2014 EQUITY INCENTIVE PLAN
PERFORMANCE VESTED AWARD AGREEMENT
This Blended Restricted Stock Unit and Cash Unit Agreement (this “Agreement”) is made and entered into as of [INSERT DATE] (the “Grant Date”) by and between Westmoreland Coal Company, a Delaware corporation (the “Company”) and [INSERT NAME] (the “Grantee”).
WHEREAS, the Company has adopted the Westmoreland Coal Company Amended & Restated 2014 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units and Cash Units may be granted; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units and Cash Units as provided for herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
Section 1.GRANT OF RESTRICTED STOCK UNITS.
1.1    Pursuant to the Plan, the Company hereby issues to the Grantee on the Grant Date an Award (“Target Award”) of Restricted Stock Units (“RSUs”) and an Award for an overage number (“Cash Unit Overage Award”) of Cash Units, as specified below. For clarity, and as further described in Section 5, the Cash Units do not vest until the Grantee has earned a Performance Goal payout greater than the Target Award as determined by the Committee. Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Each Cash Unit represents the right to receive cash equal to the Fair Market Value of one share of Company Common Stock on the date of vesting under Section 5, subject to the terms and conditions set forth in this Agreement and the Plan. The number of RSUs that the Grantee actually earns during the Performance Period will be determined by the level of achievement of the Performance Goals described on Exhibit A to this Agreement (the “Performance Goals”). Capitalized terms that are used, but not defined herein have the meaning ascribed to them in the Plan.

Target Award Restricted Stock Units	Overage Award Cash Units
[Insert Award Number]	[Insert Award Number]

1.2    The RSUs and Cash Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

Section 2.    PERFORMANCE PERIOD

Employee Performance Vested Award Agreement

2.1    For purposes of this Agreement, the term “Performance Period” shall be the period commencing on January 1, 2017 and ending on December 31, 2019.
Section 3.    PERFORMANCE GOALS
3.1    The number of RSUs and Cash Units earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals. All determinations of whether Performance Goals have been achieved, the number of RSUs and Cash Units earned by the Grantee, and all other matters related to this Award shall be made by the Committee in its sole discretion.
3.2    Promptly following completion of the Performance Period (and no later than seventy-five (75) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals have been achieved, and (b) the number of RSUs and Cash Units that the Grantee shall earn, if any, subject to compliance with the requirements of Section 5. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.
Section 4.    CONSIDERATION.
The grant of the Restricted Stock Units and Cash Units is made in consideration of the services to be rendered by the Grantee to the Company.
Section 5.    VESTING.
5.1    Except as otherwise provided herein, the RSUs and Cash Units are subject to forfeiture until they vest. The RSUs and Cash Units will vest and become nonforfeitable on April 1, 2020 following the Performance Period, to the extent that the Performance Goals are determined by the Committee to have been achieved, and provided that the Grantee remains in Continuous Service through such date. To the extent the Committee determines, in its sole discretion, that the Grantee has earned a payout of greater than 100% of the Target Award pursuant to the Performance Goals, the first 100% shall be paid out to the Grantee by vesting of the Target Award of RSUs and any amount thereafter shall be paid out to the Grantee by vesting the portion of the Cash Unit Overage Award so earned. The number of RSUs and Cash Units that vest will be rounded to the nearest whole number round up.
5.2    The foregoing paragraph notwithstanding, if the Grantee’s Continuous Service terminates as a result of the Grantee’s death or Disability, the Grantee will vest on such date in a pro rata portion of the Target Award calculated by multiplying the Target Award by a fraction, the numerator of which equals the number of days that the Grantee was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period.
5.3    The foregoing vesting schedule notwithstanding, if a Change in Control occurs and the Grantee’s Continuous Service is terminated by the Company or an Affiliate without Cause or by the Grantee for Good Reason, and the Grantee’s date of termination occurs (or in the case of the

Grantee’s termination of Continuous Service for Good Reason, the event giving rise to Good Reason occurs) within twelve (12) months following the Change in Control, the Grantee will vest on the date of termination in a pro rata portion of the Target Award calculated by multiplying the Target Award by a fraction, the numerator of which equals the number of days that the Grantee was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period
Section 6.    RESTRICTIONS.
Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the RSUs and Cash Units are settled in accordance with Section 8, neither the RSUs nor the Cash Units, nor the rights relating thereto, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs, Cash Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the RSUs and Cash Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.
Section 7.    RIGHTS AS SHAREHOLDER; DIVIDEND EQUIVALENTS.
7.1    The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such shares of Common Stock. The Grantee shall not have any rights of a shareholder with respect to Cash Units at any time.
7.2    Upon and following the settlement of the RSUs, the Grantee shall be the record owner of the shares of Common Stock underlying the RSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).
7.3    Until such time as the RSUs vest, the Grantee’s Account shall be credited with an amount equal to all cash and stock dividends (“Dividend Equivalents”) that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each RSU granted to the Grantee as set forth in this Agreement. Dividend Equivalents shall be withheld by the Company for the Grantee’s Account and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents shall be subject to the same vesting restrictions as the RSU to which they are attributable and shall be paid on the same date that the RSUs to which they are attributable are settled in accordance with Section 8 hereof.
Section 8.    SETTLEMENT OF RESTRICTED STOCK UNITS AND CASH UNITS.
8.1    Payment in respect of the RSUs earned for the Performance Period shall be made in shares of Common Stock and shall be issued to the Grantee as soon as practicable following the vesting date and in any event within sixty (60) days following the vesting date. The Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested RSUs, and (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.
8.2    Payment in respect of the Cash Units earned for the Performance Period shall be paid in cash in an amount equal to the number of Cash Units vested multiplied by the Fair Market Value of a share of Company Common Stock on April 1, 2020 or the next available day for which a quotation on a national stock exchange is available. The Cash Unit payment shall occur as soon as practicable following the vesting date in Section 5.1 and in any event within sixty (60) days following the vesting date.
8.3    Notwithstanding the previous paragraph, in accordance with the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Grantee may elect to defer settlement of the RSUs. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.
8.4    If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs or Cash Units upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.
Section 9.    NO RIGHT TO CONTINUED SERVICE.
Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.
Section 10.    ADJUSTMENTS.
If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the RSUs and Cash Units shall be adjusted or terminated in any manner as contemplated by of the Plan.
Section 11.    TAX LIABILITY AND WITHHOLDING.
11.1    The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and Cash Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. Any federal, state or local tax withholding obligation relating to the exercise, acquisition or vesting of Common Stock under an Agreement will be satisfied by the Company withholding shares of Common Stock from the shares of Common Stock otherwise issuable to the Grantee as a result of the exercise or acquisition of Common Stock under the Agreement, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum individual statutory tax rate. In respect of Cash Units, the Company shall satisfy federal, state or local tax withholding obligations relating to the exercise, acquisition or vesting of Cash Units under this Agreement by withholding cash from the cash payment otherwise validly payable to the Grantee as a result of the vesting of Cash Units, provided, however, that no cash may be withheld with a value exceeding the maximum individual statutory tax rate.
11.2    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the RSUs, Cash Units or the subsequent sale of any shares; and (b) does not commit to structure the RSUs or Cash Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.
Section 12.    MISCELLANEOUS PROVISIONS
12.1    Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
12.2    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
12.3    Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
12.4    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.
12.5    Terms of the Plan Prevail. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
12.6    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.
12.7    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
12.8    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the RSUs or Cash Units in this Agreement does not create any contractual right or other right to receive any RSUs, Cash Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.
12.9    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the RSUs or Cash Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.
12.10    Section 162(m). All payments under this Agreement are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. This Award shall be construed and administered in a manner consistent with such intent.
12.11    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
12.12    No Impact on Other Benefits. The value of the Grantee’s RSUs and Cash Units are not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, except to the extent required under the terms of any qualified pension plan.
12.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

12.14    Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the RSUs and Cash Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Westmoreland Coal Company
By: _____________________ Name: Jennifer Grafton Title: CAO, CLO & Secretary	By: _____________________ Name: [Grantee]

EXHIBIT A

PERFORMANCE-BASED RSU METRICS

25%	25%	50%
Relative Total Shareholder Return (TSR)	Relative Total Shareholder Return (TSR)	Three Year Free Cash Flow Metric
Measured against the Market Vectors Global Coal Index	Measured against the Russell 3000 Index	Based on the Global Consolidated Financial Budget for FY 2017-2019

Half of performance will be based on Relative Total Shareholder Return (“TSR”) for fiscal years 2017, 2018 and 2019 (the “Performance Period”). Generally, relative TSR measures the Westmoreland Coal Company (“Company”) share price over the Performance Period relative to the share price of certain other designated companies. The Company TSR will be measured separately against (1) the companies comprising the Russell 3000 Index as of July 1, 2019 (“Russell Percentile Rank”), and (2) companies in the Market Vectors Global Coal Index with a principal place of business in the United States, Australia, or Canada as of the grant date (“MVKOL Percentile Rank”). The Russell Percentile Rank will be multiplied by 0.25. The MKVOL Percentile Rank will be multiplied by 0.25. The sum of each weighting equals the Company Weighted TSR Percentile Rank and determines performance in accordance with the following chart:
Performance Company Weighted TSR Percentile Rank Pay-out

•	Below 25th percentile – 0%

•	Threshold, 25th percentile – 50%

•	Target, 50th percentile – 100%

•	Maximum, 75th percentile and above – 150%
Pay-out is linear for performance between the 25th percentile and the 50th percentile as well as for performance between the 50th percentile and 75th percentile. All determinations of whether Performance Goals have been achieved, the number of RSUs earned by the Grantee, and all other matters related to this Award will be made by the Committee in its sole discretion. The Committee, in its sole discretion, will make such changes to the peer group identified above as may be required to appropriately and equitably reflect the elimination of an index or other similar event.
TSR is defined as the share price appreciation plus the value of reinvested dividends measured from the beginning to the end of the performance period. TSR is calculated based on the average closing stock price for the 20 trading days immediately prior to and including the beginning and end of the performance period for the Company. No trading day average is used for the index constituents. For companies traded on a foreign exchange, stock data will be converted from local currency to USD.

Employee Performance Vested Award Agreement

Index Constituent Adjustments for Companies in the MKVOL. At the commencement of the Performance Period, the Committee may determine that specific guidance be considered in connection with possible adjustments to the MKVOL companies involved in the calculation of the Company’s comparative performance with respect to the Performance Goals during the Performance Period. Any such determination will be in addition to, or will amend if it conflicts with, the following guidelines, which will be used in connection with the calculation:

i.
If a MKVOL company becomes bankrupt, the bankrupt company will remain in the MKVOL positioned at one level below the lowest performing non-bankrupt MKVOL company. In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in reverse chronological order by bankruptcy date.

ii.	If a MKVOL company is acquired by another company, the acquired company will be removed from the MKVOL for the entire Performance Period.

iii.
If a MKVOL company sells, spins-off, or disposes of a portion of its business, the selling MKVOL company will remain in the MKVOL for the Performance Period unless such disposition(s) results in the disposition of more than 50% of the company’s total assets during the Performance Period.

iv.	If a MKVOL company acquires another company, the acquiring MKVOL company will remain in the MKVOL for the Performance Period.

v.
If the price of a MKVOL company’s common stock (or its equivalent) is not available on a consistent, reliable basis due to delisting on all major stock exchanges and over-the-counter markets, such delisted MKVOL company will be removed from the MKVOL for the entire Performance Period; provided, however, that, if the company becomes bankrupt prior to the end of the Performance Period, it shall be treated as in (i) above.

vi.
If the Company’s and/or any MKVOL company’s stock splits, such company’s performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other companies.

For the other half of performance subject to the three-year free cash flow goal, payout is as follows:

•	“Threshold” is meeting 80% of the three-year free cash flow goal and will payout at 50%;

•	“Target” is meeting 100% of the three-year free cash flow goal and will payout at 100%; and

•	“Maximum” is meeting or exceeding 120% of the three-year free cash flow goal and will payout at 150%.